Exhibit 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT

ProSight Global Holdings Limited

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of February 7, 2017 (the “Grant Date”), between ProSight Global Holdings Limited, an exempted company incorporated in Bermuda, and any successor thereto by merger, consolidation or otherwise (the “Company”), and (the “Grantee”).

RECITALS:

WHEREAS, the Company has adopted the ProSight Global Holdings Limited Amended and Restated 2010 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement; and

WHEREAS, the Board, or a committee designated by the Board to administer the Plan (“Committee”), has determined that it would be in the best interests of the Company and its shareholders to grant the restricted stock unit provided for herein to the Grantee pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

Section 1.          Restricted Stock Unit Award. The Company hereby grants to the Grantee an award, subject to the terms and conditions set forth in this Agreement (the “Award”), of restricted stock units of the Company representing rights in respect of the following numbers of Shares of the following classes of Shares (“Restricted Stock Units”):1

Class of Share	Number of Shares
D-2 Shares
F-2A Shares
F-2B Shares
F-2C Shares

1 Grant in following proportions of 1: 0.7940 D-2 Share, 0.0103 F-2A Share, 0.0103 F-2B Share, and 0.1853 F-2C Share.

Section 2.          Plan, Shareholders’ Agreement, and Bye-laws; Defined Terms. The Restricted Stock Units and the Shares issued in settlement thereof are granted under and subject to the terms of the Plan, the Shareholders’ Agreement and the Bye-laws (as such terms are defined in the Plan). The terms and provisions of the Plan, the Shareholders’ Agreement and the Bye-laws, as amended from time to time, are hereby incorporated herein by reference. By entering into this Agreement, the Grantee acknowledges and agrees that the Grantee has received and read copies of the Plan, the Shareholders’ Agreement and the Bye-laws. Upon the issuance of any such Shares, the Grantee agrees to sign a Joinder Agreement pursuant to which the Grantee shall become a party to the Shareholders’ Agreement upon issuance of any Shares to the Grantee in settlement of the Restricted Stock Units. The Grantee expressly agrees hereby to be bound by the terms set forth in the Shareholders’ Agreement. In the event of a conflict between any term or provision contained herein and a term or provision in the Plan, the Shareholders’ Agreement or the Bye-laws, the applicable terms and provisions of the Plan, the Shareholders’ Agreement or the Bye-laws will govern and prevail. To the extent not defined in this Agreement, capitalized terms herein shall have the same meaning set forth in the Plan, or if no such definition exists in the Plan, in the Shareholders’ Agreement, and if no such definition exists in the Shareholders’ Agreement, in the Bye-laws.

Section 3.          Compliance with Law. Shares shall not be issued pursuant to this Agreement unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including, without limitation, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (“Securities Act”), Bermuda or state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares or any Restricted Stock Units under this Agreement, and accordingly any certificates for Shares or documents granting Restricted Stock Units may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of Shares under this Agreement is not required to be registered under any applicable securities laws, the Grantee shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may reasonably require. The Grantee agrees to take whatever additional actions and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on the Grantee, the Restricted Stock Units or Shares issued in settlement thereof pursuant to the provisions of this Agreement or to comply with applicable laws.

Section 4.          Transfer. Other than as permitted under the terms of the Shareholders’ Agreement, the Restricted Stock Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Subsidiaries or an Affiliate thereof; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Restricted Stock Units to heirs or legatees of the Grantee shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof and the Shareholders’ Agreement. Shares issued in settlement of the Restricted Stock Units shall not be transferable or assignable by the Grantee or permitted transferees other than pursuant to the terms of the Shareholders’ Agreement and such additional restrictions as are set forth in any employment or consulting agreement between the Grantee and the Company or any of its Affiliates, as well as such other restrictions that in the judgment of the Company are necessary or desirable to achieve compliance with the Securities Act, the securities laws of Bermuda or any state, or any other law.

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Section 5.          Vesting.

(a)          Vesting of Award. The Restricted Stock Units shall vest in two annual installments equal to 50% of the number of Shares in respect of each class of Share on each of the first two anniversaries of the Grant Date, subject to the Grantee’s continued employment with the Company or any of its Subsidiaries on each such vesting date.

(b)          Vesting Upon Certain Terminations. Notwithstanding the provisions of Section 5(a) hereof, all of the Restricted Stock Units shall become fully and immediately vested upon the Grantee’s termination of employment without Cause, by reason of death or disability as defined in Section 409A of the Code, or by the Grantee for Good Reason.

(c)          Vesting Upon a Change of Control. Notwithstanding the provisions of Section 5(a) hereof, all of the Restricted Stock Units shall become fully and immediately vested upon a Change of Control, subject to the Grantee’s continued employment on such date.

Section 6.          Forfeiture of Restricted Stock Units. Restricted Stock Units which have not vested shall be forfeited and automatically cancelled upon the Grantee’s termination of employment for Cause or by the Grantee without Good Reason. Notwithstanding the immediately foregoing, any and all Restricted Stock Units, whether or not vested, shall be forfeited and automatically cancelled upon the termination by the Company or any of its Subsidiaries of the Grantee’s employment for Cause.

Section 7.          Payment with Respect to the Award.

(a)          Timing of Payment. Payment with respect to the vested Restricted Stock Units shall be made upon the first to occur of (i) the Grantee’s death or disability as defined in Section 409A of the Code, (ii) the Grantee’s termination of employment with the Company or any of its Subsidiaries which constitutes a “separation from service” pursuant to Section 409A of the Code, (iii) a Change of Control which constitutes a “change in control event” pursuant to Section 409A of the Code, and (iv) the fifth anniversary of the Grant Date.

(b)          Amount and Methods of Payments. Subject to the provisions of Section 7(c) hereof, payment with respect to the vested Restricted Stock Units shall be made, at the discretion of the Committee, (i) in a number of Shares represented by the number of vested Restricted Stock Units, (ii) in cash, in an amount equal to the Fair Market Value of the Shares representing the number of vested Restricted Stock Units, or (iii) a combination of both; provided, however, that in such case payment shall consist of an amount of cash no less than the Company’s withholding tax obligation pursuant to Section 7(c) hereof.

(c)          Withholding. The Grantee shall be required to pay to the Company or its Affiliates, and the Company and its Affiliates shall have the right and are hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Stock Units or any payment or transfer under or with respect to the Restricted Stock Units and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

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Section 8.          Limitation of Rights. The Grantee shall not have any privileges of a shareholder of the Company with respect to the Shares that may be payable hereunder, including without limitation any right to vote such shares or to receive dividends or other distributions in respect thereof, until the date of the issuance (if any) to the Grantee of a stock certificate evidencing such Shares.

Section 9.          Changes in Capitalization. Adjustments to the Restricted Stock Units shall be made in accordance with the terms of the Plan.

Section 10.        No Right to Continued Service. Nothing in this Agreement shall confer upon the Grantee any right to continue as an employee, service provider, or as a member of the board of directors of the Company or any of its Subsidiaries or to interfere in any way with any right of the Company or the applicable Subsidiary to terminate the Grantee’s services at any time.

Section 11.        Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

Section 12.        Amendments. The Committee may amend, alter or terminate this Agreement at any time, but no amendment, alteration or termination shall be made without the consent of the Grantee if such action would materially and economically diminish any of the rights of the Grantee with respect to the Award relative to the rights of other Grantees with substantially similar Awards.

Section 13.        409A. This Agreement and the Award are intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed with that intent. The Plan, this Agreement, and the Award shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein or in the Plan to avoid the application of or additional tax under Section 409A of the Code. If the Grantee is a “specified employee” for purposes of Section 409A of the Code on the date of termination of employment with the Company or any of its Subsidiaries which constitutes a “separation from service” pursuant to Section 409A of the Code, then any payments to be made during the six (6) month period following the date of termination shall be deferred and paid to the Grantee under this Agreement on the first business day following such period (or if earlier, the Grantee’s date of death) if such deferral would avoid the imposition of additional amounts owing under Section 409A of the Code. Notwithstanding any other provision of this Agreement or other agreement between the parties, the Company, any of its Subsidiaries or an Affiliate thereof, and any of their employees or representatives shall not be liable to the Grantee with respect to their attempt or failure to comply with Section 409A of the Code or the imposition of any additional amounts on the Grantee owing under Section 409A of the Code.

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Section 14.        Governing Law. All issues concerning the relative rights of the Company and the Grantee with respect to each other including those with respect to transfers of Shares issued in settlement of the Restricted Stock Units shall be governed by the laws of Bermuda. All other issues concerning the construction, validity and interpretation of this Agreement, and the rights and obligations of the parties hereunder, shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State, without giving effect to the conflicts of laws principles thereof.

Section 15.        Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. The Company may assign this Agreement to a successor to substantially all of its assets and liabilities, including by reason of merger. Any other assignment by the Company must have the prior written consent of the Grantee, and any such purported assignment in violation hereof shall be null and void. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

Section 16.        No Liability. No member of the Committee shall be personally liable for any action or determination made in good faith with respect to the Award or this Agreement.

Section 17.        Resolution of Disputes. If the Grantee is party to an employment agreement with the Company or any of its Subsidiaries or Affiliates, any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be the dispute resolution procedures set forth in such employment agreement.

Section 18.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

Section 19.        Entire Agreement. This Agreement constitutes the entire understanding between the Grantee and the Company and its Subsidiaries with respect to the Award, and supersedes all other agreements, whether written or oral, with respect to the Award.

Section 20.        Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement effective as of the date first above written.

PROSIGHT GLOBAL HOLDINGS LIMITED

By:
Name: Joseph J. Beneducci
Title: President and Chief Executive Officer,
ProSight Global, Inc. and an authorized person for purposes of execution of this Agreement.

GRANTEE

By:
Name:

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